Exhibit 99.1

Company Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS

Second Quarter Revenues Rise 17% to $269.2 million

Second Quarter Operating Income Increases 33% to $26.8 million

New York, NY – August 24, 2006 – J. Crew Group, Inc. [NYSE:JCG], today announced financial results for the three and six months ended July 29, 2006.

For the three months ended July 29, 2006:

•	Revenues for the second quarter increased 17% to $269.2 million from $229.4 million in the second quarter of fiscal 2005. Store sales (Retail and Factory) increased 21% to $197.4 million, with comparable store sales increasing 16%. Comparable store sales rose 15% in the second quarter of fiscal 2005. Direct sales (Internet and Catalog) for the second quarter rose by 7% to $62.8 million.

•	Operating income increased 33% to $26.8 million compared to $20.1 million in the second quarter of fiscal 2005.

•	Net loss applicable to common stockholders was $2.8 million, or $(0.08) per diluted share, compared to $1.6 million, or $(0.07) per diluted share in the second quarter of fiscal 2005. Net loss in the second quarter of fiscal 2006 includes pre-tax charges of $10.0 million related to the refinancing of debt and $0.5 million for stock option expense related to SFAS 123(R) which was not applicable in fiscal 2005. Excluding these items net income would have been $7.2 million, or $0.20 per diluted share.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased with our second quarter results, and look forward to building on the new foundation we have created for J. Crew Group. Our team is focused on driving productivity across all areas of the business, and we are confident about our near and long-term prospects.”

Adjusted net income for the second quarter of fiscal 2006 totaled $13.3 million, or $0.21 per diluted share. Adjusted net income:

(i)	assumes the Company’s initial public offering occurred at April 29, 2006,

(ii)	excludes $10.0 million in costs associated with the refinancing of debt; and

(iii)	adjusts the effective tax rate.

On July 3, 2006, J. Crew Group, Inc. closed its initial public offering of common stock in which the Company sold 21.6 million shares raising net proceeds of $402.3 million. Subsequent to the closing, Texas Pacific Group acquired an additional 3.7 million shares with $73.5 million of proceeds from the redemption of preferred stock.

For the six months ended July 29, 2006:

•	Revenues for the first six months of fiscal 2006 increased 16% to $509.9 million from $439.9 million in the six months of fiscal 2005. Store sales (Retail and Factory) increased 18% to $364.5 million in the first half of fiscal 2006, with comparable store sales increasing 14%. Comparable store sales rose 24% in the first half of 2005. Direct sales (Internet and Catalog) for the first half of 2006 increased by 9% to $129.0 million.

•	Operating income increased 28% to $55.1 million compared to $43.1 million in the first half of fiscal 2005.

•	Net income applicable to common stockholders was $1.7 million, or $0.05 per diluted share, compared to a net loss of $0.1 million, or $0.00 per diluted share in the first half of fiscal 2005. Net income for the first six months of fiscal 2006 includes pre-tax charges of $10.0 million related to the refinancing of debt and $1.0 million related to stock option expense related to SFAS 123(R) which was not applicable in fiscal 2005. Excluding these items net income would have been $11.8 million or $0.34 per diluted share.

•	Adjusted net income for the six months of fiscal 2006 totaled $27.5 million, or $0.43 per diluted share.

A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibits (3) and (4).

Long Term Growth Targets

The Company noted that its annual long term growth targets include: (i) mid single digit comparable Store sales increase; (ii) high single digit Direct sales growth; (iii) 7% - 9% net square footage expansion; and (iv) EPS growth in excess of 20%.

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per diluted share information for the three months and six months ended July 29, 2006 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per diluted share after excluding the effects of transactions which resulted from the Company’s recent initial public offering, refinancings and adjusted tax rates.

This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three months and six months ended July 29, 2006 are included in Exhibits (3) and (4).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today August 24, 2006 at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-0667 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.jcrew.com. A replay of this call will be available until August 31, 2006 and can be accessed by dialing (888) 203-1112 and entering code 3641798.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of August 24, 2006, the Company operates 169 retail stores, the J. Crew catalog business, jcrew.com, and 50 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended July 29, 2006	Three Months Ended July 30, 2005	Six Months Ended July 29, 2006	Six Months Ended July 30, 2005
Net Sales:
Stores	$197,410	$162,659	$364,535	$307,867
Direct	62,823	58,679	129,033	118,050

	260,233	221,338	493,568	425,917
Other	8,936	8,028	16,288	13,984

Total revenues	269,169	229,366	509,856	439,901

Costs of goods sold, buying and occupancy costs	155,951	132,346	287,244	246,435

Gross profit	113,218	97,020	222,612	193,466
As a percent of revenues	42.1%	42.3%	43.7%	44.0%

Selling, general and administrative expenses	86,399	76,877	167,498	150,337
As a percent of revenues	32.1%	33.5%	32.9%	34.2%

Operating income	26,819	20,143	55,114	43,129
As a percent of revenues	10.0%	8.8%	10.8%	9.8%

Interest expense, net	15,660	17,911	34,856	35,400
Loss on refinancing of debt	10,039	—	10,039	—

Income before income taxes	1,120	2,232	10,219	7,729

Provision for income taxes	1,100	500	2,400	1,100

Net income	20	1,732	7,819	6,629
Preferred stock dividends	(2,777)	(3,364)	(6,141)	(6,728)

Net income (loss) applicable to common stockholders	$(2,757)	$(1,632)	$1,678	$(99)

Earnings per share:
Basic	$(0.08)	$(0.07)	$0.05	$0.00

Diluted	$(0.08)	$(0.07)	$0.05	$0.00

Weighted average shares outstanding:
Basic	36,433	24,168	30,934	24,155

Diluted	36,433	24,168	34,670	24,155

Exhibit (2)

J. Crew Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 29, 2006 (Unaudited)	July 30, 2005 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,838	$29,692
Inventories	134,636	110,569
Prepaid expenses and other current assets	34,463	31,945

Total current assets	237,937	172,206

Property and equipment, net	109,923	113,466
Other assets	14,637	13,194

Total assets	$362,497	$298,866

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$78,610	$71,327
Other current liabilities	51,582	52,760
Income taxes payable	3,568	1,639
Current portion of long term debt	2,500	—

Total current liabilities	136,260	125,726

Long-term debt	247,500	603,475
Deferred credits	61,457	57,191

Preferred stock	—	92,800

Stockholders’ deficit	(82,720)	(580,326)

Total liabilities and stockholders’ deficit	$362,497	$298,866

Exhibit (3)

Reconciliation of net income from GAAP basis to “Adjusted Net Income” for the three months ended July 29, 2006

	GAAP Basis	Adjustments		As Adjusted
Total revenues	$269,169	—		$269,169
Cost of goods sold, buying and occupancy costs	155,951	—		155,951

Gross profit	113,218	—		113,218
Selling, general and administrative expenses	86,399	—		86,399

Operating income	26,819	—		26,819
Interest expense, net	15,660	(10,460	)(a)	5,200
Loss on refinancing of debt	10,039	(10,039	)(b)	—
Income before income taxes	1,120	20,499		21,619
Provision for income taxes	1,100	7,245	(c)	8,345
Net income	20	13,254		13,274
Preferred stock dividends	(2,777)	2,777	(d)	—

Net income (loss) applicable to common stockholders	$(2,757)	$16,031		$13,274

Earnings per share:
Basic	$(0.08)	$0.31		$0.23

Diluted	$(0.08)	$0.29		$0.21

Weighted average shares outstanding:
Basic	36,433	21,367	(e)	57,800

Diluted	36,433	27,667	(e)	64,100

(a)	to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million 9 3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of the $35.0 million of the senior term loan with the proceeds of the IPO and (vi) the amortization of deferring financing costs related to the new term loan
(b)	to eliminate the loss on refinancing of debt
(c)	the provision for income taxes on a GAAP basis reflects the non-deductibility of preferred stock dividends, the utilization of net operating loss carryovers and certain AMT adjustments; the provision for income taxes on an “as adjusted” basis reflects an effective tax rate of 38.6%, which would be expected to occur after giving effect to the exclusion of the aforementioned items which are not expected to occur on an ongoing basis.
(d)	to reflect the redemption of $92.8 million of series A preferred stock
(e)	to reflect the number of common shares outstanding after the offering on a basic and diluted basis

Exhibit (4)

Reconciliation of net income from GAAP basis to “Adjusted Net Income” for the six months ended July 29, 2006

	GAAP Basis	Adjustments		As Adjusted
Total revenues	$509,856	$—		$509,856
Cost of goods sold, buying and occupancy costs	287,244	—		287,244

Gross profit	222,612	—		222,612
Selling, general and administrative expenses	167,498	—		167,498

Operating income	55,114	—		55,114
Interest expense, net	34,856	(24,556	)(a)	10,300
Loss on refinancing of debt	10,039	(10,039	)(b)	—

Income before income taxes	10,219	34,595		44,814
Provision for income taxes	2,400	14,898	(c)	17,298
Net income	7,819	19,697		27,516
Preferred stock dividends	(6,141)	6,141	(d)	—

Net income (loss) applicable to common stockholders	$1,678	25,838		$27,516

Earnings per share:
Basic	$.05	$.43		$.48

Diluted	$.05	$.38		$.43

Weighted average shares outstanding:
Basic	30,934	26,866	(e)	57,800

Diluted	34,670	29,430	(e)	64,100

(a)	to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million 9 3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of the $35.0 million of the senior term loan with the proceeds of the IPO and (vi) the amortization of deferring financing costs related to the new term loan
(b)	to eliminate the loss on refinancing of debt
(c)	the provision for income taxes on a GAAP basis reflects the non-deductibility of preferred stock dividends, the utilization of net operating loss carryovers and certain AMT adjustments; the provision for income taxes on an “as adjusted” basis reflects an effective tax rate of 38.6%, which would be expected to occur after giving effect to the exclusion of the aforementioned items which are not expected to occur on an ongoing basis.
(d)	to reflect the redemption of $92.8 million of series A preferred stock
(e)	to reflect the number of common shares outstanding after the offering on a basic and diluted basis

Exhibit 5: Fiscal 2006 Projected Store Count and Square Footage

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	203	5	2	206
2nd Quarter (Actual)	206	10	0	216
3rd Quarter (Projected)	216	10	0	226
4th Quarter (Projected)	226	3	1	228

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,478,384	25,474	(14,500)	1,489,358
2nd Quarter (Actual)	1,489,358	42,147	(2,137)	1,529,368
3rd Quarter (Projected)	1,529,368	37,133	(11,688)	1,554,813
4th Quarter (Projected)	1,554,813	11,485	(6,911)	1,559,387